Exhibit 10.1

AGREEMENT OF SALE

Phase 1-1,175 acres Monroe and Lackawanna Counties, PA

THIS AGREEMENT OF SALE (the "Agreement"), is made this 11th day of March. 2009, by and between BLUE RIDGE REAL ESTATE COMPANY, a corporation duly organized under the laws of the Commonwealth of Pennsylvania, having an address of P.O. Box 707, Blakeslee, PA 18640 (the "Seller"), and THE CONSERVATION FUND, A Non-Profit Corporation organized under the laws of the State of Maryland, having an address of 1655 North Fort Myer Drive, Suite 1300, Arlington, Virginia 22209 (the "Purchaser").

WITNESSED, WHEREAS, Seller is the owner of eight non-contiguous parcels of land containing an aggregate of approximately 3,972 acres of unimproved property located in Lackawanna, Luzerne, and Monroe counties, Pennsylvania, (the "Land"); and

WHEREAS, Purchaser has offered to purchase and Seller has agreed to sell the Land in two phases under two separate contracts.

WHEREAS, in this Phase 1 Agreement of Sale, Seller agrees to sell and Purchaser agrees to acquire a portion of the above described land consisting of 1,175 acres of the Land located in Monroe and Lackawanna Counties, Pennsylvania, as more fully described herein as the "Property"; and

WHEREAS, the Purchaser and the Seller have documented their agreement concerning the transfer and sale of the balance of the Land in a Phase 2 contract executed by Purchaser and Seller simultaneously with this Agreement.

NOW THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell and Purchaser agrees to purchase the Property, subject to and in accordance with the terms and conditions set forth in this Agreement.

Section 1.

The Property. Seller agrees to sell and Purchaser agrees to purchase certain unimproved property containing an aggregate of approximately 1,175+/- acres located in Coolbaugh Township, Monroe County and Thornhurst Township, Lackawanna County, Pennsylvania as more particularly shown on the map attached hereto as Exhibit A-1, and consisting of those tax parcels listed on the table attached hereto as Exhibit A-2 including, without limitation but except as otherwise provided herein, any and all buildings, improvements, personalty and fixtures situated thereon, and any and all mineral, timber, water, grazing and other surface and subsurface rights, permits, hereditaments, easements, incidents and appurtenances belonging thereto (the "Property"). The Property shall be sold subject to Seller reserving the oil and gas rights on the Property for a period commencing up the date for Closing (as hereinafter defined in Section 4), and terminating on December 31, 2031 (the "Oil and Gas Reservation") provided such rights are exercised in accordance with the terms and conditions of a surface rights agreement (as more fully described in Section 6.2).

Section 2.

Good Faith Deposit. Within five (5) business days from the Effective Date of this Agreement (as defined below in Section 15.17), Purchaser shall deliver a good faith deposit in the amount of Five Thousand and 00/100 Dollars ($5,000.00) to be held in an interest bearing escrow account with Pocono Area Abstract Company, PO Box 128, Blakeslee, PA 18610, Attn: Rick Hanna, Phone: 570-646-0282, as escrow agent (the "Title Company"). The good faith deposit, and all interest earned thereon (the "Deposit") shall be applied towards the payment of the Purchase Price for the Property, as described below, unless otherwise forfeited to Seller or returned to Purchaser in accordance with the terms of this Agreement.

Section 3.

Purchase Price. The purchase price for the Property, including the Deposit, shall be TWO MILLION ONE HUNDRED THOUSAND and 00/100 Dollars ($2,100,000.00) (the "Purchase Price"). The Purchase Price shall be paid by Purchaser to Seller at Closing (as defined below in Section 4) in cash, certified funds, or by wire transfer of federal or other immediately available funds.

Section 4.

Closing. The closing of the purchase and sale of the Property (the "Closing") shall be held at the office of the "Title Company" on or before thirty (30) days following the termination of the Inspection Period, as defined below in Section 5.

Section 5.

Due Diligence Review. Purchaser's obligation to purchase the Property is subject to Purchaser satisfactorily completing its due diligence review of the Property, as more fully set forth herein.

5.1.

Inspection Period. Purchaser shall have a period commencing upon the Effective Date of this Agreement and terminating no later than seventy five (75) days after the Effective Date, in which to obtain, secure, conduct, review and analyze any and all tests, studies, applications, reports and documents deemed necessary by Purchaser, including but not limited to: surveys, appraisals, title reports, title commitments, funding commitments and environmental assessments which Purchaser deems necessary to satisfy itself as to the feasibility of proceeding with an acquisition of the Property (the "Inspection Period").

5.2

Documents: Evidence of Title. During the Inspection Period Purchaser shall obtain at Purchaser's expense, a title commitment issued by the Title Company, together with copies of all exceptions, pursuant to which the Title Company shall issue to Purchaser a standard coverage owner's policy of title insurance subject only to those matters not otherwise raised as an objection during the Inspection Period, insuring good and marketable title to the Property in the amount of the Purchase Price. Issuance of a title insurance policy covering the Property in the amount of the Purchase Price, as described above, shall be a condition precedent to Purchaser's obligation to close on the purchase and sale of the Property.

5.3

Right of Entry onto the Property. Purchaser and its employees, contractors and agents, shall have the right to enter upon the Property at reasonable times for appraising, surveying, inspecting the Property, and for other reasonable purposes related to Purchaser's acquisition of the Property. Purchaser shall provide Craig Harahus, (Telephone No. 570-433-8433), the Seller's representative, with telephonic notice prior to entry onto the Property. Purchaser agrees to indemnify and hold Seller harmless from and against any claims, liens, damages, losses, and causes of action arising solely from Purchaser exercising its rights of entry onto the Property as described herein.  Notwithstanding the foregoing, Purchaser's indemnification under this Section 5.3. shall not apply to claims arising out of the negligent, willful or wanton conduct of Seller or its employees, contractors, agents and invitees.

5.4.

Election at the End of the Inspection Period. Should Purchaser determine, for any reason prior to the expiration of the Inspection Period, that it is not feasible for Purchaser to proceed with its acquisition of the Property, Purchaser shall notify Seller in writing on or before the expiration of the Inspection Period of its dissatisfaction, at which time this Agreement shall be considered null and void and of no further force and effect and the Deposit shall be promptly returned to Purchaser. Upon such termination the Purchaser shall, within ten (10) days of receipt of Seller's written request, provide the Seller with copies of all due diligence materials obtained by Purchaser from third party contractors in connection with this transaction, to the extent such third party contractors allow delivery of the same to the Seller at no further cost or expense to Purchaser (other than copying and postage). The Purchaser's transfer of the due diligence materials shall be made without representation or warranty of any kind. Purchaser shall, at any time, have the right to waive its due diligence condition precedent, as described in this Section 5, before the end of the Inspection Period and if Purchaser elects to waive this condition precedent or to terminate the Inspection Period, this Agreement will remain in full force and effect and the Deposit shall become non-refundable except as otherwise provided herein. Failure of Purchaser to notify Seller of its dissatisfaction prior to the expiration of the Inspection Period shall be deemed a waiver of this condition precedent.

5.5.

Election to Cure.

Notwithstanding anything to the contrary contained in Section 5.4. above, in the event Purchaser's due diligence inspection of the Property reveals physical or title defects impacting the Property, which are capable of being cured, Purchaser may elect to provide Seller with the option of curing such defects, as opposed to terminating this Agreement. In such event, the Purchaser shall offer such option in a written notice to Seller prior to. the termination of the Inspection Period, specifying the nature of the defect and the amount of time proposed by Purchaser for such cure. If Seller is willing to accept such option to cure the defects, Seller shall so advise Purchaser in writing within ten (10) days of receipt of Purchaser's notice of defect, and the parties will then document their agreement to have Seller cure such defects to Purchaser's satisfaction within a specified time, by having both parties execute an amendment to the Agreement. If Seller is unwilling to cure the defects, Purchaser shall have ten (10) days after receipt of Seller's written notice to notify Seller of Purchaser's intention to waive the defect and proceed to Closing or terminate this Agreement whereupon the Deposit shall be immediately refunded to Purchaser and this Agreement shall be null, void, and of no further force or effect.

5.6.

Seller's Delivery of Documents. Within seven (7) days of the Effective Date, Seller at its expense shall deliver or cause to be delivered to Purchaser for Purchaser's review in connection with its due diligence inspection of the Property the following documents or records relating to the Property:

(a)

true, complete and correct copies of all agricultural, residential, oil and gas or other leases, timber agreements and all other third party agreements encumbering the Property including; licenses and third party contracts, and current and up-to-date security deposit and rent payment records;

(b)

most recent historic title insurance policy and deeds issued to Seller;

(c)

tax bills and assessment records for the past two tax fiscal years, including but not limited to real estate taxes, school taxes, special assessments and personal property taxes and all documentation pertaining to Property's tax classification under the Clean and Green Program;

(d)

copies of all studies, reports and all other documents which Seller possesses or other otherwise reasonably available to Seller, including without limitation, environmental reports, soils reports, property condition assessment reports, and maps, but specifically excluding appraisals and a 2006 Phase I Environmental Site Assessment, which by its terms cannot be distributed by Seller to any other party;

(e)

copies of most recent survey(s), plans, specifications and governmental licenses and permits; and

(f)

copies of all maintenance agreements, vendor contracts, and agreements with Property caretakers.

Section 6.

Additional Conditions Precedent. Purchaser's obligation to purchase the Property is subject to the satisfactory completion of the following conditions precedent set forth below:

6.1.

Approval of Purchaser's Board. Purchaser's acquisition of the Property shall be subject to the approval of Purchaser's Board' of Directors. Purchaser acknowledges that this condition was satisfied on April 15, 2008.

6.2

Surface Rights Agreement. The Seller and Purchaser shall successfully negotiate a Surface Rights Agreement prior to the expiration of the Inspection Period, and shall incorporate such final form of surface rights agreement into the Agreement by Amendment (the "Surface Rights Agreement"). In addition, the Seller and Purchaser shall execute and record the Surface Rights Agreement at the Closing.

6.3.

Removal of Hunting Cabin. At least ten (10) days prior to Closing, the Seller shall remove and dispose of offsite at its sole cost and expense and in accordance with applicable law, the hunting cabin located on that portion of the Property, and shall repair and restore any damage or destruction caused by the Property as a result of the removal of the hunting cabin, including grading and re-seeding of the site. At least five (5) business days prior to Closing, the Seller shall make the Property available for inspection by Purchaser to confirm removal of the hunt cabin in accordance with this provision.

If the conditions precedent set forth above are not satisfied on or before the dates set forth above, Purchaser may elect to waive the conditions and proceed to Closing, or alternatively, terminate the Agreement, be relieved of all liability hereunder, in which event the Deposit shall be promptly returned to Purchaser.

Section 7.

Seller's Representations and Warranties. To induce Purchaser to enter into this Agreement, Seller makes the following representations and warranties as of the date of this Agreement (the "Representations and Warranties") for the benefit of Purchaser and its successors and assigns. These representations and warranties are continuing in nature and shall remain true, accurate and correct through the date of Closing.

7.1

Title to the Property. Seller is the record owner of the Property to be conveyed hereunder. Upon the Closing Date, Purchaser will have good, marketable and insurable title to the Property.

7.2.

Authority. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania and has taken all necessary corporate proceedings to execute and perform this Agreement and this Agreement is enforceable against Seller in accordance with its terms.

7.3.

Legal Proceedings.

There are no actions, suits, proceedings or investigations pending or, to Seller's knowledge threatened, against or affecting the Property, or arising out of Seller's conduct on the Property.

7.4

Compliance with Laws. To the best of Seller's knowledge, Seller is in substantial compliance with the laws, orders, and regulations of each governmental department, commission, board, or agency having jurisdiction over the Property in those cases where noncompliance would have a material adverse effect on the Property.

7.5 Third Party Contracts. Seller is not party to nor subject to or bound by any agreement, contract or lease of any kind relating to the Property, except for those hunting leases which are listed on Exhibit C (the "Hunting Leases"). The Hunting Leases are appended to Exhibit C. On or before the Closing, the Seller shall terminate all the Hunting Leases and those parties possessing rights under the Hunting Leases shall have vacated the Property and removed all of their personal property and improvements.

7.6 Environmental Condition of the Property. The Property, to the best of Seller's knowledge, is not in violation of any federal, state or local law, ordinance or regulation relating to environmental conditions on, under or about the Property, including, but not limited to soil and groundwater conditions. To the best of Seller's knowledge, there are no underground storage tanks currently or previously situated in the Property. Neither Seller, nor to the best of Seller's knowledge has any third party used, generated, manufactured, refined, produced, processed, stored or disposed of on, or under the Property or transported to or from the Property any Hazardous Materials. For the purposes of this Agreement, "Hazardous Materials" means any flammable explosives, radioactive materials, asbestos, petroleum, organic compounds known as polychlorinated biphenyls, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances", "hazardous material" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 D.S.C. § 6901 et seq., or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirement of governmental authority regulating, relating to or imposing liability or standard of conduct concerning any hazardous, toxic or dangerous substance or material, as now or at any time hereafter in effect, and in the regulations adopted, published and/or promulgated pursuant to said laws.

Section 8.

Indemnification.

Seller agrees to indemnify and hold harmless Purchaser and Purchaser's successors and assigns against any and all damages, claims, losses, liabilities and expenses, including without limitation, reasonable legal, accounting, consulting, engineering and other expenses, which may be imposed upon or incurred by Purchaser or its successors and assigns, by any other party or parties (including, without limitation, a governmental entity), arising out of or in connection with the use, ownership, and operation of the Property prior to the Closing Date by Seller, including but not limited to claims arising from the existence of any "Hazardous Materials" situated on the Property, and the exposure to persons of any such "Hazardous Materials". This indemnity shall survive the Closing and shall be in addition to Seller's obligation for breach of any representation or warranty.

Section 9.

Title. At Closing, Seller shall execute and deliver to Purchaser or its assigns a good and sufficient special warranty deed in a form acceptable to Purchaser, conveying good marketable and insurable title to the Property, including legal access to and from a public highway, for any and all purposes to the Property,. free and clear of all liens, encumbrances and other exceptions, except such easements, restrictions and other exceptions as are of record and are approved by Purchaser during the Inspection Period. The final legal description in the deed shall be subject the approval of Purchaser and Seller. The Purchaser and Seller shall also execute and record all documentation necessary to complete Seller's retention of an Oil and Gas Reservation, including execution of the Surface Rights Agreement. Seller shall also execute and deliver to Purchaser all usual and customary documents and agreements required by the Title Company for closing the transaction. At Closing Seller shall deliver the Property to Purchaser in a neat, orderly and clean condition and all trash, debris, abandoned structures or equipment located on the Property raised by the Purchaser as an objection during the Inspection Period, shall be removed from the Property.

Section 10. Taxes. Seller shall pay all general taxes and assessments for the Property for years prior to Closing, including, but not limited to, any and all so-called "Rollback" or "Recapture" taxes, if any, which may become due upon transfer of the Property. Notwithstanding the foregoing, the parties acknowledge that the Property is currently assessed for Real Property taxes under Pennsylvania's Clean and Green Program. The Purchaser agrees to continue the Property's enrollment in the Clean and Green Program, provided that at least sixty (60) days prior to Closing the Seller provides the Purchaser with all applicable documentation pertaining to the Property's enrollment in the Clean and Green Program, including necessary application forms and statistical data about the Property needed to complete the application. At Closing real property taxes shall be prorated as of the date of closing utilizing the customary tax cycle(s) in the taxing district in which the Property is situated, based on the most recent ascertainable tax bill.

Section 11. Closing Costs and Fees. Closing fees and the Property transfer tax(es) shall be equally divided between the parties. Notwithstanding the foregoing, the parties expect this transaction to be exempt from transfer taxes under an exception for transfers of property to a

501(c)(3) organization for conservation purposes. The premium for the title insurance policy described above shall be paid by Purchaser. All other Closing costs shall be borne by the parties in accordance with local custom.

Section 12. Preservation of the Property: Risk of Loss. Seller shall not mortgage, lease, encumber or otherwise dispose of the Property or any part thereof, prior to Closing or the termination of this Agreement without first having obtained the prior written consent of Purchaser. Seller agrees that the Property shall remain as it now is until Closing, and that Seller shall neither use nor consent to any use of the Property for any purpose or in any manner that is inconsistent with Purchaser's acquisition or intended use of the Property as a conservation area. This covenant expressly precludes any timber cutting on the Property. In the event that Seller shall use or consent to such use of the Property, Purchaser may, without liability, refuse to proceed with its acquisition of the Property, in which event the Deposit shall be refunded; or it alternatively Purchaser may elect to acquire title to the Property or a portion thereof, subject to an equitable adjustment of the Purchase Price based on the changes to the physical condition or legal status of the Property. If prior to Closing, all or a substantial part of the Property is destroyed or damaged, then this Agreement at the option of Purchaser, upon notice to Seller shall be null and void and the Deposit shall be refunded to Purchaser.

Section 13. Remedies on Default.

13.1. Purchaser's Default. In the event that: a) all of the conditions to this Agreement for the benefit of Purchaser shall have been satisfied or waived by Purchaser; and b) Seller has or is willing to fully perform all of its obligations under this Agreement, but Purchaser is unable or unwilling to perform its obligations under this Agreement, then the entire amount of the Deposit shall be retained by Seller as liquidated damages under this Agreement, and Purchaser shall have no further liability to Seller. Purchaser and Seller hereby acknowledge and agree that Seller's damages would be difficult or impossible to determine and that the amount of the Deposit is the parties' best and most accurate estimate of the damages Seller would suffer in the event the transaction provided for in this Agreement fails to close, and is reasonable under the circumstances existing as of the date of this Agreement. Purchaser and Seller agree that Seller's right to retain the Deposit shall be the sole remedy of Seller in the event of a breach of this Agreement by Purchaser.

13.2. Seller's Default. In the event that: a) all of the conditions to this Agreement for the benefit of Seller shall have been satisfied or waived by Purchaser; and b) Purchaser has or is willing to fully perform all of its obligations under this Agreement, but Seller is unable or unwilling to perform its obligations under this Agreement, Purchaser may elect, at Purchaser's sole option to either: (i) terminate this Agreement and be released from its obligations hereunder, in which event the Deposit shall be returned to Purchaser; or (ii) proceed against Seller for specific performance of this Agreement, but shall not be entitled to attorney's fees. In either event, Purchaser shall have the right to seek and recover from Seller all damages suffered by Purchaser as a result of Seller's default in the performance of its obligations hereunder.

Section 14. Notices. All notices required or permitted hereunder will be deemed to have been delivered when posted with the U.S. Postal Service, Federal Express, United Parcel Service, or sent by facsimile, telecopier or other such electronic device, directed as follows:

If to Seller:	BLUE RIDGE REAL ESTATE COMPANY P.O. Box 707 Blakeslee, PA 18610 Attention: Eldon Dietterick Phone: 570-443-8433 Fax: 570-443-8414
With Copy To:	David Shulman, Esquire 1935 Center Street Northhampton, PA 18067 Phone: 610-261-9000/Fax 610-262-2239
If to Purchaser:	THE CONSERVATION FUND 410 Severn Avenue, Suite 204 Annapolis, Maryland 21403 Attention: Jodi R. O'Day, Esquire Vice President and Regional Counsel Phone: 443-482-2826 Fax: 443-482-2806
With Copy To:	THE CONSERVATION FUND 1655 North Fort Myer Drive, Suite 1300 Arlington, Virginia 22209 Attention: General Counsel Phone: 703/525-6300 Fax: 703/525-4610

Section 15. Miscellaneous.

15.1 Broker's Commission. Seller and Purchaser each represents to the other that they have not contracted with any broker or finder with regard to this transaction. Each agrees to indemnify, defend and hold harmless the other from and against any and all liability, claims, demands, damages and costs of any kind arising out of or in connection with any broker's or finder's fee, commission or charges claimed to be due any person in connection with such person's conduct respecting this transaction.

15.2 Certificate. At or prior to Closing, Seller shall furnish to Purchaser a duly executed Affidavit of Non-Foreign Status (the "Affidavit") in the form attached to this Agreement as Exhibit B. Seller hereby declares and represents to Purchaser that Seller is not a "foreign person" for purposes of withholding of federal tax as described in such Affidavit.

15.3 Assigns. Purchaser may assign its rights and obligations as Purchaser under this Agreement by entering into a dilly executed Assignment of Contract, wherein the assignee assumes all of the obligations of Purchaser hereunder. Upon entry into such Assignment of Contract, Purchaser shall be relieved of all liability and obligations of Purchaser under this Agreement, arising from and after the date of the Assignment of the Contract.

15.4 Binding Effect. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of Seller's heirs, executors, administrators, successors and assigns.

15.5 Exhibits. The exhibits attached hereto constitute an integral part of this Agreement and are hereby incorporated herein.

15.6 Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one agreement which shall be binding on all of the parties, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

15.7 Severability/Rules of Construction. If any provision of this Agreement shall be held invalid, the other provisions hereof shall not be affected thereby and shall remain in full force and effect. Each party has fully considered, negotiated and participated in the drafting of this Agreement. Accordingly, if any ambiguity or question of intent or interpretation arises after the Effective Date, then no presumption or burden of proof shall arise either favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.8 Entire Agreement. This Agreement represents the entire agreement of the parties and may not be amended except by a writing signed by each party thereto.

15.9 Authority. Each party to this Agreement warrants to the other that the respective signatories have full right and authority to enter into and consummate this Agreement and all related documents.

15.10 Merger. The obligations, covenants, representations, warranties and remedies set forth in this Agreement shall not merge with transfer of title but shall remain in effect during the period of the ownership of the Property by Purchaser, or its successors and assigns.

15.11 Further Assurances. Each party shall execute and deliver any instruments reasonably required to convey the Property to Purchaser and to vest in each party all rights, interests and benefits intended to be conferred by this Agreement.

15.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the commonwealth in which the Property is situated.

15.13 Offer. When signed and delivered by Purchaser to Seller, this Agreement will constitute an offer to Seller that can be accepted only by Seller signing and delivering an executed original of this Agreement to Purchaser on or before March 10, 2009. Purchaser may withdraw such offer in writing at any time prior to its acceptance.

15.14 Labor and Material. Seller shall deliver to Purchaser at settlement an affidavit, on a form acceptable to Purchaser's Title Company (or local counsel), signed by Seller that no labor or materials have been furnished to the Property within the statutory period for the filing of mechanics' or materialmen's liens against the Property. If labor or materials have been furnished during the statutory period, Seller shall deliver to Purchaser an affidavit signed by Seller and the person or persons furnishing the labor or materials that the costs thereof have been paid in full.

15.15. Saturdays. Sunday and Holidays. If the final date of any time period of limitation set out in any provision of this agreement falls on a Saturday, Sunday or a legal holiday under the laws of the state in which the Property is situated, then the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

15.16 Recitals. The recitals appearing at the beginning of this Agreement shall be deemed integral and binding provisions of this Agreement, as if fully set forth and restated in the body of this Agreement.

15.17 Effective Date. The Effective Date of this Agreement shall be the date on which the last party to this Agreement duly executed this Agreement.

15.18 1099 Reporting. The Title Company is designated as the party responsible for filing a Form 1099 with the Internal Revenue Service promptly after Closing, to the extent required by the Internal Revenue Code and Treasury Regulations.

Section 16. WAVERS OF APPLICATION OF TITLE 42 U.S.C.A. SECTION 4601 AND/OR JUST COMPENSATION UNDER APPLICABLE STATE STATUTES. Purchaser may assign this Agreement and its rights as Purchaser hereunder including the Deposit by written assignment to the Pennsylvania Department of Conservation and Natural Resources ("PADCNR"), wherein PADCNR assumes the obligations of Purchaser hereunder. Seller hereby waives any right to demand fair market value for the Property. In addition, recognizing that this Agreement is made in order to add lands to a PADCNR facility and that condemnation will not be used in any way as part of this transaction or in securing the Property, Seller hereby knowingly waives any potential right to receive compensation for the Property consistent with the requirements of either (i) Title II and Title III of the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, Title 42 U.S.C.A. Section 4601, et seq. (Public Law 91-646, as amended) including those provisions relating to incidental expenses incurred by Seller; (ii) 49 Code of Federal Regulation Part 24; or (iii) applicable state statutes and regulations. Seller makes this waiver knowing that PADCNR will ultimately own the Property and/or that PADCNR may be an assignee of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER

BLUE RIDGE REAL ESTATE COMPANY

By: /s/ Patrick M. Flynn

_

Date: March 11, 2009_

Printed Name: Patrick M. Flynn

Title:

President

PURCHASER

THE CONSERVATION FUND,
a Non-Profit Corporation

By: /s/ Jodi R. O’Day

_

Date: March 10, 2009_

Jodi R. O'Day

Vice President and Regional Counsel

Exhibit A-1

Map of Property

Lehigh River Conservation Corridor Project

S.G.L. 91
S.G.L. 91
LUZERNE County
LACKAWANNA County
MONROE County
S.G.L. 127
S.G.L. 119
CARBON
4.44 Ac #6a (RR Grade)
.22 Ac #6b
4.8 Ac #6c
1074 Ac #6
150 Ac #1
Choke Creek Falls
17.77 Ac #2
760 Ac #4
119 Ac #3
430 Ac #5
1155 Ac #8
165 Ac #8a
Natural Lands Trust Bear Creek Preserve
North Branch Land Trust Easement
Natural Lands Trust Bear Creek Preserve
Wildlands Conservancy Dutling Preserve
The Nature Conservancy Two Mile Run Swamp
Frances E Walter Dam National Recreation Area
Map Legend
Project Parcels (boundaries are approximate)
State Forest
State Game Land
Nonprofit & Private Conservation
N
Miles
0
1
2
THE CONSERVATION FUND
PENNSYLVANIA STATE OFFICE
Area of Interest

Exhibit A-2

DESCRIPTION OF THE PROPERTY

Attached

Final legal description used in deed of conveyance shall be subject to approval of both parties.

Exhibit B

AFFIDAVIT OF NON-FOREIGN STATUS

Section 1445 and Section 6045 of the Internal Revenue Code provide that the Transferee of a real property interest must withhold tax if the Transferor is a foreign person and must provide certain sales related information to the Internal Revenue Service. To inform THE CONSERVATION FUND, A Non-Profit Corporation (the "Transferee") that withholding of tax is not required upon its disposition of a U.S. real property interest, more particularly described in the Contract for Sale of Real Estate annexed hereto __________ ( collectively the "Transferor"), hereby certifies that:

1.

Transferor is not a non-resident alien for purposes of U.S. income taxation.

2.

Transferor's tax identification / social security number is: _______________________

3.

Transferor's principal address is:

4.

The gross sales price of this transfer is:

Transferor understands that this affidavit and information contained herein will be disclosed to the Internal Revenue Service by the Transferee and that any false statement made herein by Transferor could be punished by fine, imprisonment, or both.

Under penalties of perjury, Transferor declares that Transferor has examined this certification and, to the best of Transferor's knowledge and belief, it is true, correct and complete.

TRANSFEROR:

By: ______________________________

Printed Name:

Title:

Date:

Exhibit C

Schedule of Third Parties Agreement, with copies of documents attached

Hunt Leases- To be terminated at or prior to closing.

a.

License Agreement #133-0 dated February 25, 2008 by and between Blue Ridge Real Estate Company and Kuehner Club for 765 acres.

b.

License Agreement #133-1 dated February 25, 2008 by and between Blue Ridge Real Estate Company and 1 Kuehner Club for 100 acres.

c.

License Agreement #89 dated February 25, 2008 by and between Blue Ridge Real Estate Company and Never Quit Hunting Club for 200 acres.

d.

License Agreement #103-B dated April 21, 2008 by and between Blue Ridge Real Estate Company and Ram Hunting Club for 100 acres.